Exhibit 3

SECOND OMNIBUS AMENDMENT AND REAFFIRMATION AGREEMENT

THIS SECOND OMNIBUS AMENDMENT AND REAFFIRMATION AGREEMENT (this “Agreement”), dated as of November 15, 2018, is by and among Staffing 360 Solutions, Inc. (the “Company”), Faro Recruitment America, Inc. (“Faro”), Monroe Staffing Services, LLC (“Monroe”), Staffing 360 Georgia, LLC, a Georgia limited liability company (“S360 Georgia”), Lighthouse Placement Services, Inc. (“Lighthouse”), Key Resources, Inc., a North Carolina corporation (“Key Resources”; together with each of Faro, Monroe, S360 Georgia and Lighthouse referred to herein collectively as the “Subsidiary Guarantors”; the Subsidiary Guarantors and the Company are referred to herein collectively as the “Obligors”), and Jackson Investment Group, LLC (the “Purchaser”).

WHEREAS, the Obligors and the Purchaser are parties to that certain Amended and Restated Note Purchase Agreement, dated as of September 15, 2017 (the “Original Purchase Agreement”), as amended by that certain First Omnibus Amendment, Joinder and Reaffirmation Agreement dated as of August 27, 2018 (the “First Omnibus Amendment”; the Original Purchase Agreement as amended by the First Omnibus Amendment is referred to herein as the “Existing Purchase Agreement”, and the Existing Purchase Agreement as amended by this Agreement and as the same may hereafter further be amended, restated, supplemented or otherwise modified from time to time is referred to herein as the “Purchase Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Purchase Agreement), pursuant to which the Company issued that certain (a) 12% Senior Secured Promissory Note due September 15, 2020, dated September 15, 2017, in the principal amount of $40,000,000 (the “Original Senior Note”) to the Purchaser in exchange for the purchase price therefore, and (b) the Second Senior Note (as defined below) to the Purchaser in exchange for the purchase price therefore;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company and the Purchaser are entering into that certain Debt Exchange Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Debt Exchange Agreement”), pursuant to which, among other things (a) $13,000,000 in outstanding principal amount (such principal amount being referred to herein as the “Debt Exchange Amount”) of the total outstanding principal amount of indebtedness under the Original Senior Note will be satisfied and cancelled in exchange for the issuance of Series E Convertible Preferred Stock of the Company (“Preferred Stock”) to the Purchaser, upon the terms and conditions as set forth therein, and (b) the Original Senior Note will be amended and restated and replaced in its entirety by the Amended and Restated Note (as defined below) to (i) reflect the cancellation and satisfaction of the Debt Exchange Amount under the Original Senior Note resulting from the Debt Exchange, (ii) to evidence $250,000 in principal amount of new indebtedness incurred by the Company to the Purchaser in connection with the payment of the closing commitment fee required to be paid pursuant to Section 8(a), and (iii) to evidence $62,000 in principal amount of new indebtedness incurred by the Company to the Purchaser in connection with the payment of certain legal fees and transaction expenses of the Purchaser required to be paid by the Company pursuant to the Debt Exchange Agreement; and

WHEREAS, the parties desire to enter into this Agreement to, among other things, amend certain provisions of (i) the Original Purchase Agreement, (ii) that certain Amended and Restated Security Agreement, dated as of September 15, 2017, as amended by the First Omnibus Amendment (as so amended and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among the Obligors and the Purchaser, and (iii) that certain Amended and Restated Pledge Agreement, dated as of September 15, 2017, as amended by the First Omnibus Amendment (as so amended and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”), in connection with the transactions contemplated by the Debt Exchange Agreement, in each case as provided below in this Agreement.

NOW THEREFORE, in order to induce the Purchaser to enter into the Debt Exchange Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Amendments to the Purchase Agreement. Subject to the satisfaction of the conditions precedent in Section 4, the Purchase Agreement is hereby amended as follows:

A.           Section 1.1 if hereby amended by amending and restating the following defined terms in their entity with the applicable definitions set forth below:

“Existing Warrant Agreement” shall mean that certain Warrant Agreement, dated January 26, 2017, by and between the Purchaser and the Company, as amended and restated by that certain Amended and Restated Warrant Agreement dated as of April 25, 2018, as amended by that certain Amendment No. 1 dated as of August 27, 2018 and that certain Amendment No. 2 dated as of the Second Amendment Effective Date, and as further amended, restated, supplemented or modified from time to time.

“New Senior Note” means the Second Senior Note (as such term is defined in Section 1B of the Second Omnibus Amendment).

“Note Documents” shall mean, collectively, each of the Transaction Documents (other than the Existing Warrant Documents, the Certificate of Designation and the Exchange Shares), in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

“Obligations” shall mean all present and future debt, liabilities and obligations of the Company owing to the Purchaser, or any Person entitled to indemnification hereunder, or any of their respective successors, permitted transferees or permitted assigns, arising under or in connection with this Agreement, each Senior Note or any other Note Document, including, without limitation, all principal and interest now or hereafter owing by the Company under each Senior Note.

“Original Senior Note” has the meaning assigned to such term in the Second Omnibus Amendment.

“Senior Note” means, collectively or individually, as the context may require (a) prior to the consummation of the Debt Exchange Closing, the Original Senior Note, and on and at all times after the consummation of the Debt Exchange Closing, the Amended and Restated Note, and (b) the Second Senior Note.

“Transaction Documents” means collectively, this Agreement, each Senior Note, the Security Documents, the Existing Warrant Documents, the MidCap Intercreditor Agreement, the Pay Proceeds Letter, the Debt Exchange Agreement, the Certificate of Designation, together with any other guaranty now or hereafter executed by any Obligor in favor of the Purchaser, and all consents, notices, documents, certificates and instruments heretofore, now or hereafter executed by or on behalf of any Obligor, and delivered to the Purchaser in connection with this Agreement, the Security Documents, the Debt Exchange Agreement, the Warrant or the transactions contemplated thereby, each as amended, restated, supplemented or otherwise modified from time to time.

B.           Section 1.1 of the Purchase Agreement is hereby further amended by adding the following new definitions in appropriate alphabetical order:

“Amended and Restated Note” means that certain Amended and Restated 12% Senior Secured Promissory Note due September 15, 2020, dated the Second Amendment Effective Date, in the principal amount of $27,312,000, issued by the Company to the Purchaser on the Second Amendment Effective Date in connection with the Debt Exchange Agreement, and each other senior promissory note now or hereafter delivered to the Purchaser in substitution, replacement or exchange thereof, in each case as amended, restated, supplemented or modified from time to time pursuant to the provisions of this Agreement.

“Certificate of Designation” has the meaning assigned to such term in the Debt Exchange Agreement.

“Debt Exchange” has the meaning assigned to such term in the Debt Exchange Agreement.

“Debt Exchange Agreement” has the meaning assigned to such term in the Second Omnibus Amendment.

“Debt Exchange Closing” means the Closing (as such term is defined in the Debt Exchange Agreement).

“Exchange Shares” has the meaning assigned to such term in the Debt Exchange Agreement.

“Second Amendment Effective Date” means November 15, 2018.

“Second Omnibus Amendment” means that certain Second Omnibus Amendment and Reaffirmation Agreement, dated as of the Second Amendment Effective Date, by and among the Obligors and the Purchaser, as may be amended, restated, supplemented or otherwise modified from time to time.

“Second Senior Note” shall mean that certain 12% Senior Secured Promissory Note, dated August 27, 2018, in the principal amount of Eight Million Four Hundred Twenty-Seven Thousand Seven Hundred Ninety-Four Dollars ($8,427,794) issued by the Company to the Purchaser on August 27, 2018 pursuant to Section 2.1(b), and each other senior promissory note now or hereafter delivered to the Purchaser in substitution, replacement or exchange thereof, in each case as amended, restated, supplemented or modified from time to time pursuant to the provisions of this Agreement.

C.           Section 7.14 of the Purchase Agreement is hereby amended to include the New Commitment Fee Shares (as defined below) such that all references in said Section to the Commitment Fee Shares shall be deemed to refer to (i) the Commitment Fee Shares as defined in the Original Purchase Agreement, (ii) the New Commitment Fee Shares (as such term is defined in the First Omnibus Amendment), and (iii) the New Commitment Fee Shares (as defined below).

D.           Section 8.17(c) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

(c)          Total Leverage Ratio. Commencing with the Fiscal Month ending October 31, 2018 and until such time as all Obligations are paid, satisfied and discharged in full, the Obligors will not, as of the end of any Fiscal Month, permit the Total Leverage Ratio, calculated on a trailing T12M basis, to be greater than the ratio set forth in the table below for the corresponding Fiscal Month end set forth in the table below:

Fiscal Month	Total Leverage Ratio
October 31, 2018 November 30, 2018 December 31, 2018	5.36 to 1.00

January 31, 2019 February 28, 2019 March 31, 2019	4.67 to 1.00

April 30, 2019 May 31, 2019 June 30, 2019	4.61 to 1.00

July 31, 2019 August 31, 2019 September 30, 2019	4.25 to 1.00

October 31, 2019 November 30, 2019 December 31, 2019	3.89 to 1.00

January 31, 2020 February 29, 2020 March 31, 2020	3.1 to 1.00

April 30, 2020 May 31, 2020 June 30, 2020	2.8 to 1.00

July 31, 2020 and each Fiscal Month thereafter	2.6 to 1.00

Notwithstanding the foregoing, if the Company fails (such failure referred to herein as the “NASDAQ Condition Failure”) to provide the Purchaser within 60 days after the Second Amendment Effective Date with a written communication from NASDAQ, in form and substance satisfactory to the Purchaser, confirming its oral communications with the Company prior to the date hereof to the effect that (i) the Company has satisfied the conditions to continued listing contained in the letter from NASDAQ to the Company dated October 23, 2018 and that the Panel has determined to continue the listing of the Company’s common stock, and (ii) no shareholder approval by the Company is required with respect to the consummation of the Debt Exchange (including, without limitation, the creation and/or issuance of the Preferred Stock in connection therewith), then (a) the amendment and restatement of Section 8.17(c) described above in this Section 1D shall be null and void ab initio, and (b) if an Event of Default (such Event of Default being referred to herein as the “Subject Default”) shall exist as a result of the failure of the Company to comply with Section 8.17(c) of the Purchase Agreement (due to the nullification of the amendment and restatement thereof as provided in the immediately preceding clause (a)), then the Purchaser shall be entitled to exercise all of its rights and remedies with respect to such Subject Default available to it as provided in the Purchase Agreement and the other Note Documents and to exercise its right of rescission in Section 5.7 of the Debt Exchange Agreement, provided, however, that the Purchaser agrees to forbear from exercising any right of conversion with respect to the Exchange Shares as provided in the Certificate of Designation as a result of the occurrence of any Subject Default until March 31, 2019. Nothing in this paragraph is intended to constitute a waiver or forbearance by the Purchaser with respect to any Event of Default (other than the limited forbearance with respect to the Subject Default to the extent expressly provided above in this paragraph).

F.           The Company acknowledges and agrees that notwithstanding anything to the contrary in the Purchase Agreement, for purposes of calculating and determining compliance with the financial covenants in Section 8.17 of the Purchase Agreement, the Preferred Stock issued by the Company to the Purchaser shall be deemed to constitute “Debt” (as defined in the Purchase Agreement).

G.           Section 8.9 of the Purchase Agreement is hereby amended to add a new sentence at the end thereof to read in its entirety as follows:

“The Company shall not at any time amend, restate, supplement or otherwise modify the Certificate of Designation without the prior written consent of the Purchaser.”

2.            Amendments to Security Documents. Subject to the satisfaction of the conditions precedent in Section 4, the Security Documents are hereby amended as follows:

A.           The Security Agreement is hereby amended as follows: (a) the term “Secured Obligations” as defined in the Security Agreement shall be deemed to include, without limitation, the following additional obligations (i) all obligations, covenants, agreements and liabilities, of the Company and the other Obligors under the Note Documents (including, without limitation, the Amended and Restated Note and the Second Senior Note), and (ii) the obligation of the Company to pay all amounts when due under the Amended and Restated Note, the Second Senior Note and the other Note Documents including, without limitation, all principal, accrued interest, fees and other amounts, (b) all references in the Security Agreement to the “Note” shall be deemed to refer to each Senior Note, and (c) all references in the Security Agreement to the “Note Documents” and the “Obligations” shall be deemed to refer to the Note Documents and Obligations as defined in the Purchase Agreement as amended hereby.

B.           The Pledge Agreement is hereby amended as follows: (a) the term “Secured Obligations” as defined in the Pledge Agreement shall be deemed to include, without limitation, the following additional obligations (i) all obligations, covenants, agreements and liabilities, of the Company and the other Obligors under the Note Documents (including, without limitation, the Amended and Restated Note and the Second Senior Note ) and (ii) the obligation of the Company to pay all amounts when due under the Amended and Restated Note, the Second Senior Note and the other Note Documents including, without limitation, all principal, accrued interest, fees and other amounts, (b) all references in the Pledge Agreement to the “Note” shall be deemed to refer to each Senior Note, and (c) all references in the Pledge Agreement to the “Note Documents” and the “Obligations” shall be deemed to refer to the Note Documents and the Obligations as defined in the Purchase Agreement as amended hereby.

3.             Reaffirmation. Each of the Obligors hereby reaffirms (a) all of its obligations under the Transaction Documents to which it is a party to, and agrees that this Agreement, the Debt Exchange Agreement and all documents, agreements and instruments executed in connection herewith and therewith and the consummation of the transactions contemplated hereby and thereby do not operate to reduce or discharge any Obligor’s obligations under such Transaction Documents, except to the extent of the reduction in the principal amount of the Original Senior Note by the Debt Exchange Amount as a result of the consummation of the Debt Exchange, and (b) the continuing security interests in its respective assets granted in favor of the Purchaser pursuant to each of the Security Documents. Each of the Obligors hereby (i) acknowledges and consents to the transactions contemplated by, and the execution and delivery of, this Agreement, the Debt Exchange Agreement, the Amended and Restated Note, the Warrant Amendment (as defined in the Debt Exchange Agreement), (ii) in the case of the Subsidiary Guarantors, acknowledges and agrees that its guarantee of the Obligations includes, without limitation, all principal, interest, fees and other amounts now or hereafter due by the Company under each Senior Note and the other Note Documents, (iii) in the case of the Subsidiary Guarantors, ratifies all the provisions of, and reaffirms its obligations under, the guarantee set forth in Article 4 of the Purchase Agreement and each other Note Document to which it is a party and confirms that all provisions of each such document are and shall remain in full force and effect in accordance with its terms, and (iv) reaffirms the continuing security interests in its assets granted in favor of the Purchaser pursuant to the Security Documents.

4.             Conditions Precedent: This Agreement shall not become effective until the satisfaction (or waiver by the Purchaser in its sole discretion, which such waiver must be in writing signed by Purchaser and specifically reference this Section 4) of each of the following conditions:

A.           Documentation. The Purchaser shall have received, on or prior to the Second Amendment Effective Date, the following, each in form and substance satisfactory to the Purchaser and its counsel:

(i)          counterparts of this Agreement duly executed by each Obligor;

(ii)         the Debt Exchange Agreement, duly executed by the Company;

(iii)        the Amended and Restated Note, duly executed by the Company; and

(iv)        the Warrant Amendment (as defined in the Debt Exchange Agreement), duly executed by the Company.

B.           Issuance of New Commitment Fee Shares. The Company shall have instructed its stock transfer agent to reflect the issuance of the New Commitment Fee Shares (defined below) to the Purchaser on the date hereof and to deliver a share certificate to the Purchaser as required pursuant to Section 8(a) of this Agreement, and the Purchaser shall have received copies of said instructions, in form and substance reasonably satisfactory to it.

C.           Representations Accurate. All representations and warranties made by the Obligors contained herein or in any other Transaction Document shall be true and correct in all material respects on and as of the date hereof. In addition to the foregoing, the Obligors hereby represent and warrant to the Purchaser that (i) since the Original Closing Date, no material default, breach or other violation has occurred under or with respect to any Material Contract (including, without limitation, the Existing Senior Secured Debt Documents), and (ii) no material default, breach or other violation shall arise under any Material Contract (including, without limitation, the Existing Senior Secured Debt Documents) as a result of the Obligors’ execution, delivery and performance of this Agreement, the Debt Exchange Agreement, the Amended and Restated Note, the Warrant Amendment (as defined in the Debt Exchange Agreement) and the other Transaction Documents, including, without limitation, the consummation of the Debt Exchange and the other transactions contemplated by the Debt Exchange Agreement.

D.           Secretary’s Certificates. Purchaser shall have received (a) a Secretary Certificate for the Company, together with attached copies of the certificate of formation, organization or jurisdictional equivalent of each such Person and all amendments thereto certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, together with the bylaws, operating agreement or equivalent document, in each case, certified by the relevant secretary or manager of such Person as of a recent date; (b) good standing certificates or jurisdictional equivalent for each such Person, issued by the relevant Secretary of State and or equivalent governmental authority in which such Person is organized, in each case as of a recent date; (c) a copy of resolutions adopted by the governing board of the Company and each Subsidiary Guarantor, authorizing the execution, delivery and performance of this Agreement, and in the case of the Company, the Debt Exchange Agreement, the Amended and Restated Note and the Warrant Amendment (as defined in the Debt Exchange Agreement) and other related transaction documents, which in the case of the New Subsidiary Guarantor shall include approval of this Agreement; and (d) specimen signatures of the officers or members of the Company executing the Agreement, Debt Exchange Agreement, the Amended and Restated Note and the Warrant Amendment (as defined in the Debt Exchange Agreement), certified as genuine by the relevant secretary or manager of such Person. The Secretary Certificate of the Company shall attach and certify as true, correct and complete a copy of the Certificate of Designation as filed with the Delaware Secretary of State.

E.           Opinion. Purchaser shall have received a favorable legal opinion of counsel to the Company covering such matters relating to the transactions contemplated hereby and by the Debt Exchange Agreement, the Certificate of Designation, the Amended and Restated Note and the Warrant Amendment (as defined in the Debt Exchange Agreement) as Purchaser may reasonably request, and in form and scope reasonably satisfactory to Purchaser and its counsel.

5.          Release. Each of the Obligors hereby remise, release, acquit, satisfy and forever discharge the Purchaser and its respective agents, employees, officers, directors, predecessors, attorneys and all others acting or purporting to act on behalf of or at the direction of the Purchaser of and from any and all manner of actions, causes of action, suit, debts, accounts, covenants, contracts, controversies, agreements, variances, damages, judgments, claims and demands whatsoever, in law or in equity, which any of such parties ever had or now has against the Purchaser and its respective agents, employees, officers, directors, attorneys and all persons acting or purporting to act on behalf of or at the direction of the Purchaser (“Releasees”), for, upon or by reason of any matter, cause or thing whatsoever arising from, in connection with or in relation to any of the Transaction Documents (including this Agreement) through the date hereof; provided, that the foregoing clause shall not apply to a Releasee in the event of fraud or willful misconduct of the such Releasee. Without limiting the generality of the foregoing, the Obligors waive and affirmatively agree not to allege or otherwise pursue any defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights they do, shall or may have as of the date hereof, including, but not limited to, the rights to contest any conduct of the Purchaser or other Releasees on or prior to the date hereof; provided, that the foregoing clause shall not apply to a Releasee in the event of fraud or willful misconduct of such Releasee.

6.          This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or other electronic transmissions, e.g. .pdf), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

7.          This Agreement shall be deemed and shall constitute a “Note Document” and “Transaction Document” as such terms are defined in the Purchase Agreement. Except as modified and amended herein, the Purchase Agreement, the Security Agreement and the Pledge Agreement remain in full force and effect.

8.          Commitment Fee Shares.

The Company hereby covenants and agrees that it shall issue to the Purchaser on the date hereof three hundred thousand (300,000) shares of the Company's Common Stock (the “New Commitment Fee Shares”) as a commitment fee and additional compensation to the Purchaser for entering into the Debt Exchange, which fee shall be fully earned on the date hereof and non-refundable. Such shares shall be issued in the name of the Purchaser on the date hereof and the related share certificate shall be delivered to the Purchaser not later than five (5) days after the date hereof. The New Commitment Fee Shares shall be evidenced by an original share certificate duly executed, and validly issued and delivered by the Company to the Purchaser, representing 300,000 shares of Common Stock of the Company (the “Shares”). Such Share certificate shall contain any restrictive legend comparable to the legend in Section 6.31(e)(i) of the Purchase Agreement, provided however, the Company shall promptly cause such legend to be removed at any time that there is an effective registration statement covering the resale of such Shares. The Purchaser agrees that it shall return such Share certificate to the Company for its prompt inclusion of a restrictive legend comparable to the legend in Section 6.31(e)(i) if the Company provides written notice to the Purchaser that the registration statement referenced in Section 7.14 has ceased to be effective under applicable SEC rules and regulations. The Purchaser further agrees that (i) any sales of the Shares pursuant to an effective registration statement shall be made in accordance with the plan of distribution of such registration statement and (ii) shall comply with all prospectus delivery requirements.

9.          Private Placement Representations.

Purchaser agrees that the Shares are being acquired for investment and that Purchaser will not offer, sell or otherwise dispose of the Shares except under circumstances which will not result in a violation of the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws. In addition, in connection with the issuance of the Shares, Purchaser specifically represents to the Company by acceptance or issuance of the Shares, as follows:

(a)          Purchaser is aware of the Company’s business affairs and financial condition, and has acquired information about the Company sufficient to reach an informed and knowledgeable decision to acquire the Shares. Purchaser is acquiring the Shares for its own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof in violation of the Securities Act;

(b)          Purchaser understands that the Shares have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser’s investment intent as expressed herein;

(c)          Purchaser further understands that the Shares must be held indefinitely unless subsequently registered under the Securities Act and qualified under any applicable state securities laws, or unless exemptions from registration and qualification are otherwise available. Purchaser is aware of the provisions of Rule 144, promulgated under the Securities Act; and

(d)          Purchaser is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

10.         Reaffirmation of Security Interest.

Each of the Obligors hereby confirms and agrees that: (i) all security interests and liens granted to Purchaser under the Security Documents continue in full force and effect, and (ii) all Collateral remains free and clear of any liens other than liens in favor of Purchaser and Permitted Liens. Nothing contained herein or in the Debt Exchange Agreement is intended to impair or limit the validity, priority and extent of the Purchaser’s security interest in and liens upon the Collateral.

11.         GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS).

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused this Second Omnibus Amendment and Reaffirmation Agreement to be duly executed by its authorized officers, and the Purchaser, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

COMPANY:

STaffing 360 solutions, inc.

By:
Name:	Brendan Flood
Title:	Chairman and Chief Executive Officer

SUBSIDIARY GUARANTORS:

FARO RECRUITMENT AMERICA, INC.

By:
Name:	Brendan Flood
Title:	President and Chief Executive Officer

MONROE STAFFING SERVICES, LLC

By:
Name:	Brendan Flood
Title:	President and Chief Executive Officer

Staffing 360 Georgia, LLC

By:
Name:	Brendan Flood
Title:	President and Chief Executive Officer

LIGHTHOUSE PLACEMENT SERVICES, INC.

By:
Name:	Brendan Flood
Title:	President

KEY RESOURCES, INC.

By:
Name:	Brendan Flood
Title:	President and Chief Executive Officer

PURCHASER:

JACKSON INVESTMENT GROUP, LLC

By:
Name:	Douglas B. Kline
Title:	Chief Executive Officer